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                                 EXHIBIT 23.7

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-64297 of Tele-Communications, Inc. on Form S-4 of our report dated February 3, 1998, on the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage of Sprint Spectrum Holding Company, L.P. and subsidiaries) appearing in the Annual Report on Form 10-K of Tele-Communications, Inc., for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in this Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Kansas City, Missouri
October 12, 1998